                                   EXHIBIT 23


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 20, 2001, except as to Note G which is as of August 1, 2001, relating to the financial statements, which appears in the 2001 Annual Report to Shareholders of Twin Disc, Incorporated, which is incorporated by reference in Twin Disc, Incorporated's Annual Report on Form 10-K for the year ended June 30, 2001. We also consent to the incorporation by reference of our report dated July 20, 2001, except as to Note G which is as of August 1, 2001, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.




/s/ PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
September 4, 2002